FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                             FILE NUMBER 333-49001

   PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 9, 1998 AND PROSPECTUS
                    SUPPLEMENT DATED JANUARY 29, 1999

                             7,554,054 Shares
                        Socket Communications, Inc.

                      Common Stock, $0.001 par value

                            --------------------

     This Prospectus Supplement (the "Second Prospectus Supplement") supplements the Prospectus dated June 9, 1998 (the "Prospectus") and the Prospectus Supplement dated January 29, 1999 to the Prospectus (the "First Prospectus Supplement") of Socket Communications, Inc. ("Socket" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 7,554,054 shares of Common Stock of the Company, par value $0.001 per share (the "Shares"), which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The "Selling Stockholders" section of the Prospectus is hereby supplemented to reflect the transfer without value by Jeffery D. Goshay to Headwaters Capital ("Headwaters") of 2,581 shares of Series B Preferred Stock, 1,025 shares of Series B-1 Preferred Stock and 6,672 shares of Common Stock of the Company and the transfer by Explorer Fund Management LLC ("Explorer") of a warrant to purchase 65,000 shares of Common Stock of the Company to Settondown Capital International, Ltd. ("Settondown"). This Second Prospectus Supplement should be read in conjunction with the Prospectus and the First Prospectus Supplement, and this Second Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Second Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.


                            --------------------





            The date of this Prospectus Supplement is July 14, 1999

                            SELLING STOCKHOLDERS

     All of the Shares beneficially owned by Jeffery D. Goshay and reflected in the First Prospectus Supplement were transferred without value to Headwaters Capital on March 7, 1999. 65,000 of the Shares beneficially owned by Explorer and reflected in the Prospectus were transferred to Settondown. The table of Selling Stockholders in the Prospectus as amended by the First Prospectus Supplement is hereby amended to reflect such transfers by Jeffery D. Goshay and Explorer and supplemented to specifically include Headwaters and Settondown. The following table sets forth as of July 14, 1999, the number of shares of Common Stock that Headwaters and Settondown beneficially own as of such date, the number of shares of Common Stock beneficially owned by Headwaters and Settondown that may be offered for sale from time to time by the Prospectus, the First Prospectus Supplement and this Second Prospectus Supplement, and the number of shares of Common Stock to be beneficially owned by Headwaters and Settondown assuming the sale of all of the Shares offered by Headwaters and Settondown. Neither Headwaters nor Settondown has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock.

     Except as set forth in this Second Prospectus Supplement with respect to Jeffrey Goshay and Explorer and their respective transfers to Headwaters and Settondown, there is no change to the section entitled "Selling Stockholders" in the Prospectus as amended by the First Prospectus Supplement. The Company may amend or supplement the Prospectus, the First Prospectus Supplement, and this Second Prospectus Supplement from time to time to update the disclosure set forth therein and herein.


                                         Number of                 Number of
                                           Shares     Number of      Shares
                                        Beneficially    Shares    Beneficially
                                        Owned Prior     Being     Owned After
         Selling Stockholder             to Offering   Offered      Offering
-------------------------------------- -------------- ---------- --------------
Headwaters Capital                        360,600(1)    360,600           --
Settondown Capital International, Ltd.     65,000(2)     65,000           --


--------------------
(1) Includes 258,100 and 102,500 shares of Common Stock issuable upon conversion of shares of Series B and Series B-1 Convertible Preferred Stock, respectively, held by Headwaters.
(2) Represents shares issuable upon exercise of a warrant.